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                                                                     EXHIBIT (j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" and "Financial Statements" in the Statement of Additional Information included in Post-Effective Amendment No. 4 to the Registration Statement (Form N-1A, No. 33-87380) of AGA Series Trust.

We also consent to the incorporation by reference of our report dated February 5, 1999 on the International Equity, EliteValue, Growth Equity, Emerging Growth, Growth and Income, U.S. Government Securities, and Money Market Portfolios of AGA Series Trust, included in the 1998 Annual Report to Contract Owners.


                                       /s/ ERNST & YOUNG LLP
                                       ERNST & YOUNG LLP


Boston, Massachusetts
February 22, 1999